UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 25, 2007

FLIR SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

OREGON	0-21918	93-0708501
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27700A SW Parkway Avenue

Wilsonville, Oregon 97070

(503) 498-9547

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On October 25, 2007, FLIR Systems, Inc. (“the Company”) issued a press release announcing (i) its financial results for the quarter ended September 30, 2007 and (ii) its revision of expectations of revenue and net earnings per share for the year ending December 31, 2007. The press release contains forward-looking statements regarding the Company, and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

The press release issued October 25, 2007 is furnished herewith as Exhibit 99.1 to this Report, and shall not be deemed to be filed for purposes of Section 18 of the Exchange Act.

Item 8.01	OTHER EVENTS

Acquisition of Extech Instruments Corporation

Also in the press release issued on October 25, 2007, the Company announced it has entered into an agreement to acquire the stock of Extech Instruments Corporation, a supplier of test and measurement equipment based in Waltham, MA, for $40 million cash. The transaction is subject to various standard closing conditions and is expected to close in the fourth quarter of 2007.

Two-For-One Stock Split

In addition, the Company also announced today that its Board of Directors has approved a two-for-one split of its common stock. As a result of the stock split, shareholders will receive one additional share of common stock for every share held on the record date of November 12, 2007. The additional shares will be distributed on or about December 10, 2007.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Press release issued by FLIR Systems, Inc. dated October 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on October 25, 2007.

FLIR SYSTEMS, INC.
(Registrant)

By	/s/ Stephen M. Bailey
Stephen M. Bailey
Sr. Vice President, Finance and Chief Financial Officer